Exhibit 3.1.5

Colorado Secretary of State
Date and Time: 09/06/2005 11:42 AM
Document processing fee		Entity Id: 19891112372
If document is filed on paper	$125.00
If document is filed electronically	$ 50.00	Document number: 20051335272
Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19891112372

1. Entity name:
ACT TELECONFERENCING, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)
2. New Entity name:
(if applicable)

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ “bank” or “trust” or any derivative thereof ☐ “credit union” ☐ “savings and loan” ☐ “insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	McGawn	Michael	M.
	(Last)	(First)	(Middle)	(Suffix)

Faegre & Benson LLP
(Street name and number or Post Office information)

1700 Lincoln St., #3200

	Denver	CO	80203
	(City)	(State)	(Postal/Zip Code)

United States
	(Province – if applicable)		(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

ACT TELECONFERENCING, INC.,

a Colorado corporation

ATTACHMENT TO ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

This Attachment to Articles of Amendment to the Restated Articles of Incorporation of ACT Teleconferencing, Inc., a Colorado corporation (the “Corporation”) is to be attached to and made a part of the Articles of Amendment filed pursuant to §§ 7-90-301 and 7-110-106, C.R.S.

The amendment is as follows:

An additional paragraph is added to Article VII of the Articles of Incorporation, reading as follows:

Notwithstanding anything to the contrary in these Articles of Incorporation, any matter to be approved by the Corporation’s shareholders, whether pursuant to these Articles of Incorporation, the Bylaws of the Corporation, the Colorado Business Corporation Act or any other applicable law or regulation, may, in lieu of being approved by vote of the shareholders of the Corporation at an annual or special meeting, be approved if shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted deliver to the Corporation a written consent to such action in accordance with § 7-107-104 of the Colorado Business Corporation Act.